Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 25, 2002, with respect to the financial statements and schedules of Merant plc included in Pre-Effective Amendment No 2 to the Registration Statement (Form S-4 No: 333-113405) and related Prospectus of Serena Software, Inc. for the registration of 6,056,530 shares of its common stock.

/s/    ERNST & YOUNG LLP

Reading, England

April 2, 2004